Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Allied Gaming & Entertainment Inc

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Allied Gaming & Entertainment Inc. and its subsidiaries (collectively the “Company”) of our report dated March 28, 2024, relating to the consolidated financial statements which appears in the Company’s Annual Report on Form 10-K for the years ended December 31, 2023 and 2022, filed with the Commission on March 28, 2024.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

November 8, 2024

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us